UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 20, 2009

CIB Marine Bancshares, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	000-24149	37-1203599
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

N27 W24025 Paul Court, Pewaukee, Wisconsin		53072
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	262-695-6010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Sale Negotiations

CIB Marine Bancshares, Inc. (the "Company") reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2008, filed on November 19, 2008, that it was engaged in negotiating a definitive agreement with a Midwest bank holding company. Subsequent to that date, in part as a result of the challenging market for mergers and acquisitions resulting from the current economic crisis, negotiations with that potential merger partner were suspended after the parties failed to reach mutually agreeable terms of a transaction. The Company is not presently engaged in active negotiations with any potential transaction partners and has focused its efforts on restructuring its outstanding trust preferred securities obligations, as described in greater detail below. In addition, the Company has continued its engagement of the investment banking firm Stifel, Nicolaus & Company, Incorporated, to assist it in evaluating all strategic options, including a sale of the Company.

Proposed Restructuring of the Company’s Outstanding Trust Preferred Securities

Between March of 2000 and September of 2002, the Company issued approximately $61.9 million of junior subordinated debentures (the "Debentures") to four separate statutory trusts (the "Trusts") in conjunction with the offering of certain trust preferred securities by the Trusts (the "Existing TruPS"). Pursuant to the terms of the indentures governing the Debentures (the "Indentures"), the Company is permitted to defer interest payments on the Debentures for up to 20 quarters. In accordance with a written agreement entered into between the Company and its primary federal regulator, the Company began deferring such interest payments on each series of the Debentures in 2004. Since that time, the Company has taken full advantage of the deferral right under the Indentures and the final permissible interest deferral period on the first of such Debentures expires on February 22, 2009. Failure to bring all interest current within 30 days after the expiration of the deferral period (the "Default Date") is a default under each of the Indentures. The Company does not currently have sufficient cash to make the required interest payments on the Debentures prior to the Default Date under each Indenture and, as a result, has undertaken a plan to restructure the Exiting TruPS obligations as described herein.

The Company has been engaged in discussions with the trustees ("Trustees") of the various Trusts regarding a proposed consent solicitation (the "Consent Solicitation") to holders of the Existing TruPS to obtain their approval to restructure the Existing TruPS (the "Proposed Restructuring"). Under the Proposed Restructuring, approximately $98.6 million of indebtedness under the Debentures as of September 30, 2008 (plus any accrued interest thereafter) would be replaced with approximately $94.9 million aggregate liquidation preference of newly-issued Company 7% Fixed Rate Noncumulative Preferred Stock ("Company Preferred"), as well as a nominal cash payment intended to help defray holders’ expenses incurred in connection with the Proposed Restructuring.
The Company is proposing the Proposed Restructuring because management believes that:
• The Proposed Restructuring, if effected, would prevent the Company from defaulting on its outstanding Debentures and would provide the Company with a more stable capital structure;
• The replacement of the Debentures with the Company Preferred would eliminate $98.6 million of indebtedness from the Company's balance sheet and significantly improve the Company's regulatory capital position; and
• The substitution of noncumulative 7% dividends (on the Company Preferred) for higher-rate cumulative interest (on the Company’s outstanding Debentures) would improve the Company's operating results.
By removing the short-term potential for default and improving its balance sheet, regulatory capital position and operating results, the Company hopes to position itself to seek a business combination transaction on terms that could be more advantageous to the Company and result in greater value for both the holders of the Existing TruPS, as well as the Company's common shareholders, although there can be no assurance that this strategy will be successful or that a business combination will occur at any particular time or at all.

The Consent Solicitation will be made separately with respect to each Trust. However, the Proposed Restructuring contemplates identical treatment of the holders of Existing TruPS issued by all four of the Trusts and cannot be consummated unless consent is obtained from all (100 percent) of the holders of the Existing TruPS of all four of the Trusts. The Existing TruPS issued by three of the four Trusts are themselves held by unrelated trusts ("Holder Trusts"), which the Company believes can provide the requested consent if authorized by a two-thirds (2/3) majority of the Holder Trust’s senior securities. The Existing TruPS of the fourth Trust are held directly by a number of investors ("Direct Holders"), rather than through a Holder Trust, and may only provide the requested consent if authorized by all (100 percent) of the Direct Holders. If the Consent Solicitation is issued, there can be no assurance that it will be approved by the requisite number of holders of the Existing TruPS.

The Trustees and their respective legal counsel are currently reviewing the technical aspects of the proposed Consent Solicitation with respect to its permissibility under the constituent documents of the respective Trusts. The Company intends to formally issue the Consent Solicitation promptly upon completion of the Trustees’ review. The Company expects to be able to issue the Consent Solicitation prior to the initial Default Date, but there is no assurance that it will be able to do so on that time schedule, or at all.

Regulatory Capital

The Company filed its Form FR Y-9C for the quarter ended December 31, 2008 with the Federal Reserve Bank of Chicago (the "Reserve Bank") on February 9, 2009, which reflected a tier 1 leverage ratio of 3.82%, a tier 1 risk-based capital ratio of 5.36% and a total risk-based capital ratio of 10.71%. As a result, the Company fell below the "minimum capital" thresholds as of December 31, 2008 under applicable regulatory capital guidelines of the Board of Governors of the Federal Reserve. The Company expects the proposed Restructuring, if effected, will permit it to return to "well-capitalized" status upon consummation of the transactions contemplated thereby.

Executive Compensation Adjustments

The Company recently adopted a plan to reduce the compensation of its senior executive officers and certain of its other officers who, prior to adoption of the plan, earned in excess of a threshold amount determined by its Board of Directors. Pursuant to this plan, the Company’s President and Chief Executive Officer, John P. Hickey, Jr., voluntarily agreed to waive the minimum salary provision in his employment agreement for the period between January 12, 2009 and June 30, 2009, taking a 15% reduction in his base salary. The remaining senior executive officers of the Company each agreed to take a 10% reduction in their respective salary as part of the plan, including the following named executive officers of the Company, as reflected in its proxy statement for its 2008 annual meeting of shareholders: Daniel J. Rasmussen and Michael L. Rechkemmer. Except for Mr. Hickey, none of the other named executive officers have an employment contract with the Company and their reduction in salary was effective beginning January 12, 2009, until modified by the Compensation and Stock Option Committee of the Board of Directors of the Company.

On January 29, 2009, the Executive Committee of the Company’s Board of Directors authorized the implementation of retention bonuses for the following named executive officers, pending ratification by the Company’s Compensation and Stock Option Committee: John P. Hickey, Jr., Daniel J. Rasmussen and Michael L. Rechkemmer, in addition to certain other officers of the Company. The retention bonuses are designed to provide an incentive for the executive officers to remain in management positions with the Company through the restructuring of the trust preferred securities, the implementation of various cost cutting measures at the Company and the consolidation of Central Illinois Bank and Marine Bank. Each of the executive officers who remains employed by the Company through his retention bonus payment date (June 30, 2009 for Mr. Rechkemmer, July 31, 2009 for Mr. Rasmussen and September 30, 2009 for Mr. Hickey) will receive a retention bonus equal to six (6) months’ salary. In addition, if any executive officer’s position is scheduled for elimination as part of the Company’s reduction in force, such officer will have their retention bonus calculated on their pre-reduction salary as of December 31, 2008.

Contract Extension for dbrok group, LLC

The Company’s Chief Financial Officer ("CFO"), Edwin J. Depenbrok, is a non-employee consultant providing services to the Company through his company, dbrok group, LLC. On January 29, 2009, the contract between the Company and dbrok group, LLC for the services of Mr. Depenbrok as CFO was amended. Pursuant to the amendment, the term of the contract with dbrok group, LLC was extended until July 31, 2009 and the total number of work days under the contract was expanded from 190 to 300.

REIT Tax Liability Settlement

As disclosed in Note 1 to the Company’s unaudited consolidated financial statements included in its quarterly report on Form 10-Q for the quarter ended September 30, 2008, the Company had a current tax liability related to an investment it had in an Illinois Real Estate Investment Trust ("REIT"). In December 2008, the Company negotiated a settlement of the tax liability related to the operation of the REIT by paying the Illinois Department of Revenue $500,000 in settlement of all amounts owing for 2000 and 2002. As a result of the settlement, the Company reversed a previously recorded tax liability in the amount of $2,971,419.

Resignation of Chairman and Election of New Chairman

Stanley J. Calderon, the Company’s Chairman recently announced that he resigned as Chairman effective February 1, 2009, but will continue to serve on the Company’s Board of Directors and as Chairman of the Company’s Compensation and Stock Option Committee. The Board of Directors elected John P. Hickey, the Company’s President and Chief Executive Officer, to replace Mr. Calderon as Chairman effective as of the same date.

Bank Merger

The Company and its subsidiary banks, Marine Bank (Wauwatosa, Wisconsin) and Central Illinois Bank (Champaign, Illinois), have applied to the appropriate state and federal bank regulatory agencies to consolidate the two banks via merger of Marine Bank with and into Central Illinois Bank. If the transaction is approved by the regulators, the Company anticipates completing the merger in the second quarter of 2009. The Company and the subsidiary banks believe that the consolidation of the charters will allow the combined bank to operate more efficiently, will reduce costs by eliminating redundancies in the management of the entities and will allow for more efficient management and Board oversight of the bank.

Letter to Shareholders

On or about Monday, February 23, 2009, the Company plans to issue a letter to its shareholders in substantially the form of Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 - Form of Shareholder Letter to be issued on or about February 23, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIB Marine Bancshares, Inc.

February 20, 2009	By:	John P. Hickey, Jr.

Name: John P. Hickey, Jr.
Title: President & CEO

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Exhibit Index

Exhibit No.	Description

99.1	Shareholder Letter to be issued on or about February 23, 2009